Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Connexa Sports Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Securities to Be Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount to Be Registered(1)	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Shares of common stock, par value $0.001 per share (Common Stock) issuable upon exercise of the December Warrants	457	(c)	9,944,406	$0.31	$3,082,765.86	$0.00014760		$455.02
Equity	Shares of Common Stock issuable upon conversion of the Note	457	(c)	9,991,674	$0.31	$3,097,418.94	$0.00014760		$457.18
Equity	Shares of Common Stock	457	(c)	200,000	$0.31	$62,000	$0.00014760		$9.15
Total Offering Amounts						$6,242,184.8	$0.00014760		$921.35
Total Fees Previously Paid						—	—	$
Total Fee Offsets						—	—		—
Net Fee Due						$—	—		$921.35

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares of Common Stock as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Common Stock as reported on Nasdaq on February 16, 2024.